UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 17, 2019 (April 15, 2019)

Medley Management Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36638	47-1130638
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

280 Park Avenue, 6th Floor East, New York, NY	10017
(Address of principal executive offices)	(Zip Code)

(212) 759-0777

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on August 9, 2018, Sierra Income Corporation (“Sierra”), Medley Capital Corporation (“MCC”), and Medley Management Inc. (“Medley”), respectively, entered into the following agreements: (i) an Agreement and Plan of Merger (the “MCC Merger Agreement”) by and between MCC and Sierra, pursuant to which MCC will, on the terms and subject to the conditions set forth in the MCC Merger Agreement, merge with and into Sierra, with Sierra as the surviving company in the merger (the “MCC Merger”); and (ii) an Agreement and Plan of Merger (the “MDLY Merger Agreement,” together with the MCC Merger Agreement, the “Merger Agreements”) by and among Medley, Sierra, and Sierra Management, Inc., a wholly owned subsidiary of Sierra (“Merger Sub”), pursuant to which Medley will, on the terms and subject to the conditions set forth in the MDLY Merger Agreement, merge with and into Merger Sub, with Merger Sub as the surviving company in the merger (the “MDLY Merger,” together with the MCC Merger, the “Mergers”).

In connection with certain litigation related to the MCC Merger, on April 15, 2019, Medley Capital Corporation (“MCC”) entered into a term sheet (the “Settlement Term Sheet”) by and among MCC and certain other defendant parties (the “Medley Parties”), on the one hand, and FrontFour Capital Group LLC (“FFCG”), FrontFour Master Fund, Ltd. (“FFMF,” together with FFCG, “FrontFour”), on behalf of themselves and a plaintiff class of similarly situated stockholders of MCC, on the other hand, in connection with the consolidated action styled In re Medley Capital Corporation Stockholder Litigation, C.A. No. 2019-0100-KSJM (the “Class Action”).

In connection with the execution of the Settlement Term Sheet and in exchange and consideration for the release of Medley by the Plaintiffs and the Class (each as defined in the Settlement Term Sheet), Medley entered into an acknowledgement and agreement (the “Acknowledgement”) pursuant to which MDLY agreed to certain actions and undertakings that are described in greater detail in the Settlement Term Sheet including, among other matters: (i) agreeing to participate and cooperate in the discussions and efforts to amend certain provisions of the Merger Agreements, (ii) agreeing to consent to amendments to the MCC Merger Agreement relating to the creation of “go shop” process to solicit superior transactions to the MCC Merger, if and when presented to MDLY by SIC and MCC, and (iii) agreeing to amendments to the MDLY Merger Agreement, and, if and when presented to MDLY by SIC and MCC, agreeing to consent to amendments to the MCC Merger Agreement, to extend the outside date in the Merger Agreements to October 31, 2019 and to modify the merger consideration payment mechanics contained therein to provide for the creation of a settlement fund, consisting of $17 million in cash and $30 million of Sierra stock, which amount defendants in the Class Action (other than Medley) will cause to be contributed to the fund, and distributed to eligible members of the Class, after certain deductions, following the closing of the MCC Merger and in accordance with the terms of the Settlement Stipulation (as defined in the Settlement Term Sheet).

Pursuant to, and in accordance with the terms and conditions of, the Acknowledgement, MDLY has also undertaken to work in good faith to agree to supplemental disclosures relating to the Mergers consistent with the Memorandum Opinion issued by the Delaware Court of Chancery on March 11, 2019, in connection with the Class Action, as well as to use reasonable efforts to obtain exemptive relief from the Securities and Exchange Commission to allow for the consummation of the Mergers.

A copy of the Settlement Term Sheet is attached hereto as Exhibit 10.1 and incorporated by reference herein. The foregoing description of Settlement Term Sheet is qualified in its entirety by reference to such exhibit.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Settlement Term Sheet, dated April 15, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDLEY MANAGEMENT INC.

By:	/s/ Richard T. Allorto, Jr.
Name:	Richard T. Allorto, Jr.
Title:	Chief Financial Officer

Date: April 17, 2019